Exhibit 10.1

APTARGROUP, INC.

2018 EQUITY INCENTIVE PLAN

RETENTION AWARD

RESTRICTED STOCK UNIT AWARD AGREEMENT

(SERVICE-BASED VESTING FORM)
(French employee version)

AptarGroup, Inc., a Delaware corporation (the “Company”), hereby grants [EMPLOYEE] (the “Employee”) as of [INSERT DATE] (the “Grant Date”), pursuant to Section 6(d) of the AptarGroup, Inc. 2018 Equity Incentive Plan (the “Plan”) ”) as amended by the 2018 French Sub-Plan for Restricted Stock Units (the “Sub-Plan”), a restricted stock unit award (the “Award”) of [INSERT NUMBER] [(INSERT NUMBER)] restricted stock units deposited into the Employee’s account as of the Grant Date, upon and subject to the restrictions, terms and conditions set forth below.  Capitalized terms not defined herein shall have the meanings specified in the Plan.

The Award is governed by the terms and conditions of the Plan as amended by the Sub-Plan (together the “2018 French RSU Plan”).

In the event the terms and conditions set out in this Award Agreement differ from or conflict with the terms and conditions set out in the 2018 French RSU Plan, the terms and conditions set out in the 2018 French RSU Plan shall prevail.

1.

Award Subject to Acceptance of Agreement.  The Award shall be null and void unless the Employee accepts this Agreement by electronically accepting this Agreement within the Employee’s stock plan account with the Company’s stock plan administrator according to the procedures then in effect.

2.	Restriction Period and Vesting. (a) The Award shall vest (i) on the [insert year] anniversary of the Grant Date or (ii) as otherwise provided pursuant to this Section 2 (the “Restriction Period”).

(b)If (i) the Employee’s employment with the Company is terminated by the Company without Cause or (ii) if the Employee receives notice from the Company that the Company will terminate the Employee without Cause and, in such case, the Employee terminates his or her employment with the Company by reason of Retirement, the Award shall become fully vested as of the date of termination of employment.  For purposes of this Agreement, (A) “Cause” shall mean (1) the commission of a felony involving moral turpitude, (2) the commission of a fraud, (3) the commission of any material act involving dishonesty with respect to the Company or any of its subsidiaries or affiliates, (4) gross negligence or willful misconduct with respect to the Company or any of its subsidiaries or affiliates, (5) breach of any noncompetition or confidentiality provision in any written agreement with the Company  or (6) any other breach of the Employee’s employment agreement with the Company which is material and which is not cured within 30 days following written notice thereof to the Employee by the Company; and (B) “Retirement” shall mean termination of employment, other than for Cause, either (i) at or after age 55 after a minimum of ten (10) years of employment with the Company or ten (10) years of employment with the Company after applying five (5) years of credit for previous work experience in accordance with Company policy or (ii) at or after age 65.  For purposes of determining whether Employee has satisfied the service requirement for Retirement, employment with an entity or business acquired by the Company shall be deemed to be employment with the Company.

(c)Upon the Employee’s permanent disability or death, the Award shall become fully vested as of the date of the Employee’s permanent disability or death, as the case may be.  For purposes of this Agreement, “permanent disability” shall mean that the Employee either (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (ii) by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, is receiving income replacement benefits for a period of not less than six (6) months under an accident and health plan covering employees of the Employee’s employer.

(d)If the Employee’s employment by the Company terminates prior to the end of the Restriction Period and prior to any of the events described in this Section 2, then the Award shall be forfeited and cancelled by the Company.

(e)(1)  In the event of a Change in Control, the Award shall immediately vest in full and become payable, except as otherwise provided in the last sentence of Section 2(e)(2) hereof.

(2)  In the event of a Change in Control pursuant to paragraph (3) or (4) of Appendix A to the Plan, the Board of Directors (as constituted prior to such Change in Control) may, in its discretion (subject to existing contractual arrangements):

(i)  require that shares of stock of the corporation resulting from such Change in Control, or a parent corporation thereof, be substituted for some or all of the Shares (as defined in Section 3) issuable pursuant to the Award, as determined by the Board of Directors; and/or

(ii)  require the Award, in whole or in part, to be surrendered to the Company by the Employee and to be immediately cancelled by the Company, and provide for the Employee to receive a cash payment in an amount not less than the amount determined by multiplying the number of restricted stock units subject to the Award immediately prior to such cancellation (but after giving effect to any adjustment pursuant to Section 7(b) of the Plan in respect of any transaction that gives rise to such Change in Control), by the highest per share price offered to holders of Common Stock in any transaction whereby the Change in Control takes place.

Notwithstanding the foregoing provisions of Sections 2(e)(1) and 2(e)(2), in the event that (A) the Award constitutes the payment of nonqualified deferred compensation within the meaning of Section 409A of the Code, and (B) the Change in Control does not constitute a “change in control event” within the meaning of Section 409A of the Code, the Award shall vest upon such Change in Control, and shall be payable in the shares of stock substituted, as determined by the Board of Directors pursuant to Section 2(e)(2)(i) hereof, for the Shares (as defined in Section 3 hereof) issuable pursuant to the Award, or the Award shall be payable in cash, as determined by the Board of Directors pursuant to Section 2(e)(2)(ii) hereof, in either case, in accordance with the vesting schedule set forth in clause (i) of Section 2(a) hereof, regardless of whether the Employee continues to be employed by the Company, or earlier upon a termination of employment or pursuant to Section 2(c) hereof.

(3)  The Company may, but is not required to, cooperate with the Employee if the Employee is subject to Section 16 of the Exchange Act to assure that any cash payment or substitution in accordance with the foregoing to the Employee is made in compliance with Section 16 and the rules and regulations thereunder.

3.

Conversion of Restricted Stock Units and Issuance of Shares.  Upon the vesting of the Award in accordance with Section 2 hereof, one share of the Company’s Common Stock, $0.01 par value, shall be issuable for each restricted stock unit that vests (the “Shares”), subject to the terms and provisions of the Plan and this Agreement.  Thereafter, the Company will transfer such Shares to the Employee upon satisfaction of any required tax withholding obligations.  No fractional shares shall be issued under this Agreement.

4.

Rights as a Stockholder.  The Employee shall not be entitled to any privileges of ownership (including any voting rights or rights with respect to dividends paid on the Common Stock) with respect to any of the Shares issuable under the Award unless and until, and only to the extent, the Award is settled by the issuance of such Shares to the Employee.

5.	Additional Terms and Conditions of Award.
5.1

Nontransferability of Award.  During the Restriction Period, the restricted stock units subject to the Award and not then vested may not be transferred by the Employee except in the event of death or Disability as described in the Sub-plan.  Except as permitted by the foregoing, during the Restriction Period, the restricted stock units subject to the Award and not then vested may not be sold, transferred, assigned, pledged, hypothecated, encumbered or otherwise disposed of (whether by operation of law or otherwise) or be subject to execution, attachment or similar process.  Any such attempted sale, transfer, assignment, pledge, hypothecation or encumbrance, or other disposition of such restricted stock units shall be null and void.

5.2

Withholding Taxes.  (a)  As a condition precedent to the delivery to the Employee of any of the Shares subject to the Award, the Employee shall, upon request by the Company, pay to the Company (or shall cause a broker-dealer on behalf of the Employee to pay to the Company) such amount of cash as the Company may be required, under all applicable federal, state, local or other laws or regulations, to withhold and pay over as income or other withholding taxes (the “Required Tax Payments”) with respect to the Award.  If the Employee shall fail to advance the Required Tax Payments after request by the Company, the Company may, in its discretion, deduct any Required Tax Payments from any amount then or thereafter payable by the Company to the Employee.

(b)  Under the terms of this Agreement, the Employee’s obligations to pay the Required Tax Payments shall be satisfied by the Company selling whole Shares delivered upon vesting having an aggregate Market Value, determined as of the date on which such withholding obligation arises (the “Tax Date”), equal to the Required Tax Payments; provided,  however, the Employee may notify the Company prior to the Tax Date that the Employee has elected, in lieu of the Company withholding Shares, to satisfy his or her obligation to advance the Required Tax Payments by (i) a check or cash payment to the Company, (ii) delivery to the Company (either actual delivery or by attestation procedures established by the Company) of previously owned whole Shares having an aggregate Market Value, determined as of the Tax Date, equal to the Required Tax Payments, (iii) except as may be prohibited by applicable law, a cash payment by a broker whom the Company has selected for this purpose and to whom the Employee has authorized to sell any shares acquired upon the vesting of the Award to meet the Required Tax Payments, or (iv) any combination of share withholding and (i), (ii) and (iii).  Shares to be delivered to or to be sold by the Company may not have a Market Value in excess of the minimum amount of the Required Tax Payments (or such greater withholding amount to the extent permitted by applicable withholding rules and accounting rules without resulting in variable accounting treatment).  Any fraction of a share which would be required to satisfy any such obligation shall be disregarded and the remaining amount due shall be paid in cash by the Employee.

5.3

Compliance with Applicable Law.  The Award is subject to the condition that if the listing, registration or qualification of the Shares subject to the Award upon any securities exchange or under any law, or the consent or approval of any governmental body, or the taking of any other action is necessary or desirable as a condition of, or in connection with, the vesting of the restricted stock units or the delivery of the Shares hereunder, the Shares subject to the Award may not be delivered, in whole or in part, unless such listing, registration, qualification, consent or approval shall have been effected or obtained, free of any conditions not acceptable to the Company.  The Company agrees to use reasonable efforts to effect or obtain any such listing, registration, qualification, consent or approval.

5.4

Issuance of Shares.  Subject to Sections 5.2,  5.3 and 5.8, within 60 days after the vesting (or, if later, the settlement date set forth in Section 2) of the Award, the Company shall issue or cause to be issued in the Employee’s name (or such other name as is acceptable to the Company and designated in writing by the Employee) the vested Shares.  Such issuance shall be evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company (or, alternatively at the discretion of the Company, a certificate or certificates may be registered in the Employee’s name).  The Company shall pay all original issue or transfer taxes and all fees and expenses incident to such delivery, except as otherwise provided in Section 5.2.

5.5

Award Confers No Rights to Continued Employment.  In no event shall the granting of the Award or its acceptance by the Employee give or be deemed to give the Employee any right to continued employment by the Company or any Affiliate of the Company.

5.6

Decisions of Board or Committee.  The Board of Directors of the Company or the Committee shall have the right to resolve all questions which may arise in connection with the Award.  Any interpretation, determination or other action made or taken by the Board of Directors or the Committee regarding the Plan or this Agreement shall be final, binding and conclusive.

5.7

Company to Reserve Shares.  The Company shall at all times prior to the cancellation of the Award reserve and keep available, either in its treasury or out of it authorized but unissued shares of Common Stock, shares of Common Stock equal to the full number of unvested restricted stock units subject to the Award from time to time.

5.8

Agreement Subject to the Plan; Section 409A of the Code.  This Agreement is subject to the provisions of the Plan (including the adjustment provision set forth in Section 7(b) thereof) and shall be interpreted in accordance therewith.  The Employee hereby acknowledges receipt of a copy of the Plan.  This Agreement shall be interpreted and construed in a manner that avoids the imposition of taxes and other penalties under Section 409A of the Code.  The Company reserves the right to amend this Agreement to the extent it determines in its sole discretion such amendment is necessary or appropriate to comply with applicable law, including but not limited to Section 409A of the Code.  Notwithstanding the foregoing, under no circumstances shall the Company be responsible for any taxes, penalties, interest or other losses or expenses incurred by the Employee due to any failure to comply with Section 409A of the Code.     To the extent this Agreement provides for the Award to become vested and be settled upon the Employee’s termination of employment, the applicable Shares shall be transferred to the Employee or his or her beneficiary upon the Employee’s “separation from service,” within the meaning of Section 409A of the Code; provided that if the Employee is a “specified employee,” within the meaning of Section 409A of the Code, then to the extent the Award constitutes nonqualified deferred compensation, within the meaning of Section 409A of the Code, such Shares shall be transferred to the Employee or his or her beneficiary upon the earlier to occur of (a) the six-month anniversary of such separation from service and (b) the date of the Employee’s death.

6.	Miscellaneous Provisions.
6.1	Meaning of Certain Terms. As used herein, employment by the Company shall include employment by an Affiliate of the Company.
6.2

Successors.  This Agreement shall be binding upon and inure to the benefit of any successor or successors of the Company and any person or persons who shall, upon the death of the Employee, acquire any rights hereunder in accordance with this Agreement or the Plan.

6.3

Notices.  All notices, requests or other communications provided for in this Agreement shall be made in writing by (a) actual delivery to the party entitled thereto, (b) mailing to the last known address of the party entitled thereto, via certified or registered mail, return receipt requested or (c) telecopy with confirmation of receipt.  The notice, request or other communication shall be deemed to be received, in the case of actual delivery, on the date of its actual receipt by the party entitled thereto, in the case of mailing, on the tenth calendar day following the date of such mailing, and in the case of telecopy, on the date of confirmation of receipt; provided, however, that if a notice, request or other communication is not received during regular business hours, it shall be deemed to be received on the next succeeding business day of the Company.

6.4

Governing Law.  This Agreement and all determinations made and actions taken pursuant hereto, to the extent not otherwise governed by the laws of the United States, shall be governed by the laws of the State of Delaware and construed in accordance therewith without giving effect to conflicts of laws principles.

APTARGROUP, INC.

By: [Authorized Representative]

Acknowledgment, Acceptance and Agreement:

By accepting this grant on the Company’s stock plan administrator’s website, I hereby accept the restricted stock units granted to me and acknowledge and agree to be bound by the terms and conditions of the Agreement and the Plan as amended by the Sub-Plan.